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                                                        EXHIBIT 12

        THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                    Computation of Ratios
                (In millions, except ratios)

                                         Twelve Months Ended
                                             December 31,
                        ----------------------------------------------------
                              1999      1998      1997      1996      1995
                              ----      ----      ----      ----      ----
EARNINGS:

Income from continuing
 operations before
 income taxes and
 cumulative effect of
 accounting change          $1,017    $  120    $1,433    $1,323    $1,020

Add: fixed charges             175       154       150       139       137
                            ------    ------    ------    ------    ------
  Income as adjusted        $1,192    $  274    $1,583    $1,462    $1,157
                            ======    ======    ======    ======    ======

FIXED CHARGES AND
 PREFERRED DIVIDENDS:

Fixed charges:
 Interest expense
   and amortization           $ 99      $ 75      $ 86      $ 87      $ 91
 Dividend on redeemable
   preferred securities         36        38        33        13         7
 Rental expense (1)             40        41        31        39        39
                            ------    ------    ------    ------    ------
  Total fixed charges          175       154       150       139       137

Preferred stock
  dividend requirements         17        13        20        38        47
                            ------    ------    ------    ------    ------
  Total fixed charges and
    preferred stock
    dividend requirements     $192      $167      $170      $177      $184
                            ======    ======    ======    ======    ======
Ratio of earnings to
    fixed charges             6.80      1.78     10.56     10.51      8.42
                            ======    ======    ======    ======    ======
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividend requirements        6.22      1.64      9.33      8.25      6.30
                            ======    ======    ======    ======    ======

(1) Interest portion deemed implicit in total rent expense. Amount for 1999 includes an $11 million provision representative of interest included in charge for future lease buy-outs recorded as a result of The St. Paul's cost reduction program. Amount for 1998 includes an $11 million provision representative of interest included in charge for future lease buy-outs recorded as a result of The St. Paul's merger with USF&G Corporation.